EXHIBIT 99 (a)

FORM 11-K INFORMATION FOR THE

ALLTEL CORPORATION 401(k) PLAN

AS OF DECEMBER 31, 2001 AND 2000

AND FOR THE YEAR ENDED DECEMBER 31, 2001

REQUIRED INFORMATION

The ALLTEL Corporation 401(k) Plan (the "Plan") is subject to the Employee Retirement Income Security Act of 1974.

Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(a) to this Report:

1.     Report of Independent Public Accountants

2.     Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000

3.     Statement of Changes in Net Assets Available for Benefits for the year ended

        December 31, 2001

4.     Notes to Financial Statements and Supplemental Schedule as of December 31,

        2001 and 2000

5.     Schedule of Assets Held for Investment Purposes as of December 31, 2001

The Consent of Independent Public Accountants to the inclusion of the foregoing financial statements herein is being filed as Exhibit 23(a) to this Report.

ALLTEL CORPORATION 401(k) PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

As of December 31, 2001 and 2000

TOGETHER WITH AUDITORS' REPORT

ALLTEL CORPORATION 401(k) PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

As of December 31, 2001 and 2000

Report of Independent Public Accountants	1
Financial Statements:
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements and Supplemental Schedule	4-10
Supplemental Schedule:
Schedule I: Schedule H, Line 4i - Schedule of Assets Held for Investment Purposes as of December 31, 2001	11

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Administrator of the

ALLTEL Corporation 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the ALLTEL Corporation 401(k) Plan (the "Plan", formerly the ALLTEL Corporation Thrift Plan) as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements and the schedule referred to below are the responsibility of ALLTEL Corporation in its capacity as administrator of the Plan (the "Administrator"). Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of Assets Held for Investment Purposes is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
April 24, 2002.

ALLTEL CORPORATION 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

As of December 31,

ASSETS:	2001	2000

Investments, at fair value (Schedule I and Note 3
ALLTEL Corporation common stock	$ 115,623,068	$ 108,050,716
Mutual investment funds	349,846,261	331,129,899
Money market funds	61,681,323	49,929,490
Participant loans	13,407,355	10,584,153
Total investments	540,558,007	499,694,258

Receivables:
Employer's contribution	16,746,618	15,450,821
Accrued interest and dividends	642,792	579,970
Due from broker	-	238,672
Total receivables	17,389,410	16,269,463

Total assets	557,947,417	515,963,721

LIABILITIES
Due to broker	131,775	-
NET ASSETS AVAILABLE FOR BENEFITS	$ 557,815,642	$ 515,963,721

The accompanying notes are an integral part of these statements.

ALLTEL CORPORATION 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the year ended December 31, 2001

ADDITIONS:
Investment income (loss):
Dividend income	$ 6,287,790
Interest income	3,268,655
Net depreciation in fair value of investments (Note 3)	(36,138,969)
Total investment loss	(26,582,524)

Contributions:
Employer	16,746,618
Employee	50,949,097
Employee rollovers	2,017,882
Total contributions	69,713,597

Transfers from other plans (Note 1)	46,150,336

Total additions	89,281,409

DEDUCTIONS:
Benefit payments and withdrawals	47,429,488

Total deductions	47,429,488

Net increase	41,851,921

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of year	515,963,721

End of year	$ 557,815,642

The accompanying notes are an integral part of this statement.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

DECEMBER 31, 2001 AND 2000

1. PLAN MERGERS

Effective March 8, 2001, the Advanced Information Resources, Ltd. 401(k) Savings Plan (the "AIR Plan") was merged with and into the ALLTEL Corporation 401(k) Plan (the "Plan", formerly the ALLTEL Corporation Thrift Plan). As a result of this merger, assets from the AIR Plan in the amount of $2,487,182 were transferred to the Plan as of the effective date. In addition, effective December 31, 2001, the Aliant Communications Inc. 401(k) Savings and Stock Ownership Plan (the "Aliant Plan") was merged with and into the Plan. As a result of this merger, assets from the Aliant Plan in the amount of $43,663,154 were transferred into the Plan at December 31, 2001, and accordingly, are reflected in the accompanying financial statements. Effective as of the merger dates, the general provisions of the Plan will govern with respect to the interests of the participants of the merged plans, to the extent not inconsistent with any provision of the merged plans that may not be eliminated under Section 411(d)(6) of the Internal Revenue Code (the "Code").

2. PLAN DESCRIPTION

The plan document was amended and restated effective January 1, 2001. The following is a brief description of the Plan and the administration thereof and is provided for general information purposes only. Participants should refer to the plan document or the summary plan description for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution employee benefit plan designed to assist employees in planning for retirement. The Plan covers substantially all non-bargaining employees of ALLTEL Corporation and its subsidiaries ("ALLTEL" or the "Company"). Employees who are (1) covered by a collective bargaining agreement, subject to certain limitations, (2) leased by the Company or (3) nonresident aliens with no U.S. income are not eligible to participate in the Plan.

Administration

The Plan is administered by ALLTEL (the "Administrator"). The trustee of the Plan is JP Morgan Chase Bank ("Chase" or the "Trustee"). Howard Johnson & Company, a subsidiary of Merrill Lynch & Company, Inc., is the record keeper for the Plan.

Plan Contributions

Each year, participants may contribute up to 14 percent of their pretax annual compensation, as defined in the Plan document. Participant contributions are subject to certain dollar limitations established by the Internal Revenue Service (the "IRS"), which was $10,500 in 2001. Employees considered "highly compensated", as defined in the Plan document, are currently limited to contributing up to 7 percent of their pretax annual compensation. Following the end of the Plan year, the Company will contribute in cash 1 percent of eligible Plan compensation to the account of every eligible participant. A participant will receive this non-elective employer contribution regardless of whether the participant has elected to defer any of his/her own compensation to the Plan. To qualify for the non-elective employer contribution, a participant must:

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

(1) have worked at least 1,000 hours during the year for which the contribution is being made, (2) have completed one year of service (12 consecutive months during which at least 1,000 hours are worked) and (3) be employed by the Company on the last business day of the year. The non-elective employer contribution will also be made to the account of a participant who dies, becomes disabled or qualifies for normal or early retirement during the year.

In addition to the 1 percent non-elective employer contribution, employees of ALLTEL Information Services, Inc. ("AIS"), a wholly owned subsidiary of ALLTEL and its subsidiaries may receive a matching employer contribution. The amount of the match is determined each year by the Company. In 2001, the Company provided a basic employer matching contribution equal to 25 percent of the first 6 percent of eligible compensation that a participant contributed to the Plan, plus an additional matching contribution of 12 percent on salary deferrals greater than 3 percent but less than 6 percent of eligible plan compensation. All employer contributions are funded annually in cash following the Plan's year-end.

The employer contribution is invested according to a participant's investment election. If no investment election has been made, the participant's portion of the employer contribution is invested in a short-term money market fund. The Plan as amended and restated allows for any eligible employee who was a participant in a plan qualified under Section 401 of the Code and who receives a cash distribution from such plan to make a rollover contribution to the Plan. Such rollover contributions are permitted provided the employee is entitled under Section 402 (c)(1) or Section 408 (d)(3)(A) of the Code to rollover a distribution to another qualified retirement plan.

Participant Accounts

Individual accounts are maintained for each of the Plan's participants to reflect the participant's contributions and related employer non-elective and matching contributions, if applicable, as well as the participant's share of the Plan's earnings and any related administrative expenses. Allocations of the Plan's earnings and administrative expenses, if applicable, are completed quarterly and are based upon participant earnings or account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting and Benefits

Participants immediately become fully vested in their employee contributions, non-elective and matching employer contributions and the accumulated earnings thereon. Participants may elect upon termination of employment to defer payment of their account balance if it exceeds $5,000. The Plan's obligation for the undistributed net assets of former employees approximated $107,634,000 and $79,216,000 as of December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the Plan had 21,834 and 21,398 participants with account balances, respectively.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

Benefit Payments

Participants or their beneficiaries, as applicable, are entitled to receive the balance of their Plan account when they retire at age 65 or later, if they become permanently disabled, upon death or upon separation from service with the Company. The Plan permits early retirement between ages 55 and 65 provided that required service levels have been met. If a participant's account balance exceeds $5,000, participants may elect to receive the distributions in a lump-sum payment, in installment payments, subject to certain limitations, or a combination of both. If a participant's account balance is equal to or less than $5,000, the account will be distributed in a lump-sum payment. Additionally, participants may withdraw funds from their Plan account, with the approval of the Administrator, for "hardship" reasons as defined by the IRS.

Plan Termination

While it has not expressed any intention to do so, the Administrator has the right to terminate the Plan. In the event that the Plan is terminated, each participant shall be entitled to receive the entire amount of his/her account balance in cash or in assets of the Plan as the Trustee shall determine. Participants in the Plan are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 ("ERISA").

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Statement Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting. The financial statements and supplementary schedule have been prepared to satisfy the reporting and disclosure requirements of ERISA. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Administrator to make estimates and assumptions that affect the amount of assets, liabilities, income and expenses, and disclosures of certain contingent assets and liabilities at the dates of the financial statements. The estimates and assumptions used in the accompanying financial statements are based upon the Administrator's evaluation of the relevant facts and circumstances as of the dates of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements and such differences could be material.

Investments

During 2001, participants directed their contributions among the following investment options and were allowed to change their investment elections subject to certain restrictions imposed by the funds and the Plan. Among the Plan's investment options are investment funds managed by Barclays Global Investors, N.A. ("BGI"), Fidelity Investments ("Fidelity"), T. Rowe Price Investments ("T. Rowe Price"), AIM Equity Funds, Inc. ("AIM"), and Vanguard Investments ("Vanguard"). Set forth below is a brief description of each investment option available to plan participants during 2001.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

A brief description of the ten investment funds managed by BGI is as follows:

Daily EAFE Equity Index Fund - This fund seeks long-term capital appreciation through investment in substantially the same common stocks that comprise the Morgan Stanley Capital International Europe, Australia and Far East "Free" Index (the "EAFE Index"), an index designed to measure the aggregate performance of the stock markets of Europe, Australia, New Zealand and the Far East.

Daily Equity Index Fund - This fund seeks long-term capital appreciation through investment in substantially the same common stocks that comprise the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"), an index designed to measure the aggregate performance of the U.S. market for stocks of large capitalization.

1-3 Year Government Bond Index Fund - This fund invests in obligations issued or guaranteed by the U.S. Government or its agencies that have maturities ranging from one to three years. This fund attempts to duplicate the total return of the Lehman Brothers Aggregate 1-3 Year Government Bond Index, an index designed to measure the aggregate performance of U.S. Government-issued bonds with maturities greater than one year but less than three years. During 2001, this fund was merged into the U.S. Debt Index Fund.

U.S. Debt Index Fund - This fund seeks long-term capital appreciation through investment in obligations issued or guaranteed by the U.S. Government or its agencies, including mortgage-backed securities and investment grade obligations issued by domestic and certain foreign corporations with a remaining maturity exceeding one year. This fund attempts to duplicate the total return of the Lehman Brothers Aggregate Bond Index, an index designed to measure the aggregate performance of the U.S. market for investment-grade debt securities.

Money Market Fund - This fund seeks maximum current income while preserving capital through investment in money market instruments including U.S. Government and agency obligations, bank obligations including certificates of deposit, bankers' acceptances and time deposits, and short-term commercial debt instruments such as commercial paper, unsecured loan participations or variable rate demand notes and repurchase agreements.

LifePath Funds - These funds consist of the LifePath Income Fund, LifePath 2010 Fund, LifePath 2020 Fund, LifePath 2030 Fund and the LifePath 2040 Fund. Each fund contains a target investment date and seeks to provide a balance of short-term stability and long-term appreciation most appropriate for its target investment date. Each fund invests in various classes of domestic and foreign equity and debt securities and money market instruments. Generally, the funds with longer time horizons invest more heavily in equity securities, while funds with shorter time horizons invest in debt securities and money market instruments. When the LifePath Fund reaches its target investment date, it mergers with the LifePath Income Fund.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

Following is a brief description of the three investment funds managed by Fidelity:

Equity Growth Fund - This fund seeks growth by investing primarily in stocks having potential for long-term capital appreciation.

Equity-Income Fund - This fund seeks reasonable income by investing in income-producing equity securities. The fund invests in common and preferred stocks and debt securities whose yields exceed the composite yield of the S&P 500 Index, have rising or above-average dividends or have potential for future dividend growth.

Magellan Fund - This fund seeks long-term capital appreciation through investment in common stocks and convertible securities of domestic, foreign and multinational companies.

A brief description of the two investment funds managed by T. Rowe Price is as follows:

International Stock Fund - This fund seeks long-term capital appreciation through investment in stocks of companies operating outside of the United States.

Small Cap Fund - This fund seeks long-term capital appreciation through investment in a diversified group of stocks of small size companies that offer growth and value potential.

A brief description of the other investment options available to plan participants is as follows:

ALLTEL Corporation Common Stock Fund - Contributions to this fund are primarily used to purchase shares of ALLTEL common stock in the open market. This fund also holds a portion of its invested funds in a short-term money market fund or other such liquid investments as determined by the Trustee.

AIM Constellation Fund - This fund seeks capital appreciation by investing in small to medium size emerging growth companies.

Vanguard Explorer Fund - This fund seeks long-term capital appreciation through investment in diversified group of small company stocks that offer above-average growth potential.

Any excess cash in the above investment funds is automatically invested daily by the Trustee into the JP Morgan Chase Cash Reserve Money Market Fund, a short-term investment fund. Assets of this money market fund consist mainly of corporate demand notes, commercial paper and short-term U.S. Government securities. The carrying value approximates fair value due to the short-term maturity of these investments.

Investments are stated at their fair value as determined by the Trustee. Securities traded on a national exchange are valued at their quoted market price on the last business day of the year. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned on the accrual basis. Dividends are recorded on the ex-dividend date.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for benefits.

The following investments represent 5 percent or more of the Plan's net assets as of December 31:

	2001	2000
ALLTEL Corporation Common Stock,
1,873,045 and 1,730,542 shares, respectively	$115,623,068	$108,050,716

Fidelity Magellan Fund,
1,235,092 and 1,221,900 shares, respectively	128,721,332	145,772,616

Fidelity Equity-Income Fund,
1,463,622 and 1,162,865 shares, respectively	71,380,838	62,131,884

BGI Money Market Fund,
60,382,933 and 49,386,686 shares, respectively	60,382,933	49,386,686

BGI Daily Equity Index Fund,
2,220,963 and 2,295,785 shares, respectively	41,909,573	49,198,678

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

ALLTEL Corporation Common Stock	$ (847,167)
Mutual investment funds	(35,291,802)
Total depreciation in fair value	$ (36,138,969)

ALLTEL Corporation Common Stock Mutual investment funds Total depreciation in fair value

Plan Expenses

As outlined in the Plan document, expenses related to the Plan's operations are paid from the Plan's assets unless ALLTEL elects to pay these expenses. ALLTEL paid all administrative expenses related to the Plan in 2001.

4. EMPLOYER CONTRIBUTIONS

Contributions in the amount of $16,746,618 due to the Plan from the Company had not been funded or allocated among the Plan's funds as of December 31, 2001. The employer's contribution receivable was funded by the Company and allocated among the Plan's investment funds, according to participant elections, during April 2002.

ALLTEL CORPORATION 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE, Continued

____

5. PARTICIPANT LOANS

Participants can borrow from their account balances amounts not to exceed 50 percent of their account balance, up to a maximum loan amount of $50,000. Such loans are allowed only for specific purposes and must be repaid through payroll deductions within five years, unless used to purchase a principal residence. Principal and interest is paid ratably through payroll deductions over the term of the loan. If a participant's employment terminates with an outstanding loan, the entire loan must be repaid in full within the time prescribed by the IRS. If the loan is not repaid on time, the unpaid portion will be considered taxable income to the individual. Loans are secured by the balance in the participant's account and bear interest at rates determined by the Administrator upon execution of the loan. Interest rates on the loans outstanding at December 31, 2001 range from 5.75 percent to 11.50 percent.

6. TAX STATUS

The Plan has received a favorable determination letter from the IRS dated January 10, 1997, which states that the Plan, as restated January 1, 1994, is "qualified" for the purposes of Section 401(a) of the Code. The Administrator is of the opinion that the Plan, as amended and restated January 1, 2001, is designed and operating in accordance with applicable IRS requirements, and therefore, believes the Plan is qualified and is tax-exempt as of the financial statement date. Employer contributions and income of the Plan are not taxable to the participants until withdrawals or distributions are made.

7. RELATED PARTY TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by Chase. Since Chase is the Plan trustee, these transactions qualify as party-in-interest transactions. The Plan also invests in ALLTEL's common stock. These transactions also qualify as party-in-interest transactions.

8. RECONCILIATION TO FORM 5500

As of December 31, 2001 and 2000, the Plan had pending distributions to participants who elected to withdraw from the Plan of $1,315,039 and $1,927,599, respectively. These amounts are recorded as a liability in the Plan's Form 5500; however, these amounts are not recorded as a liability in the accompanying statements of net assets available for benefits in accordance with accounting principles generally accepted in the United States.

The following table reconciles the financial statements to the Plan's Form 5500 as filed by the Company for the year ended December 31, 2001:

			Net Assets Available for Benefits
	Benefits Payable	Distributions to Participants	2001	2000
Per financial statements	$ -	$47,429,488	$557,815,642	$515,963,721
Accrued benefits payable	1,315,039	1,315,039	(1,315,039)	(1,927,599)
Reversal of prior year
benefit payments accrual	-	(1,927,599)	-	-
Per Form 5500	$ 1,315,039	$46,816,928	$556,500,603	$514,036,122

ALLTEL CORPORATION 401(k) PLAN

Schedule H, Line 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

As of December 31, 2001

Identity of Issuer, Borrower,	Number of
Lessor or Similar Party	Units/Shares	Historical Cost	Fair Value
Mutual Investment Funds Managed by
Barclays Global Investors, N.A.:
Daily EAFE Equity Index Fund	810,659	$ 13,239,021	$ 10,416,972
Daily Equity Index Fund	2,220,963	39,664,830	41,909,573
U.S. Debt Index Fund	1,618,432	25,134,834	27,351,496
LifePath Income Fund	173,750	2,422,045	2,540,221
LifePath 2010 Fund	407,136	5,879,731	6,408,326
LifePath 2020 Fund	1,076,697	14,001,118	17,313,290
LifePath 2030 Fund	579,478	9,490,480	9,543,998
LifePath 2040 Fund	638,007	11,315,468	10,654,714
		121,147,527	126,138,590
Mutual Investment Funds Managed by
Fidelity Investments:
Equity-Growth Fund	187,934	9,109,853	9,143,564
Equity-Income Fund	1,463,622	72,394,547	71,380,839
Magellan Fund	1,235,092	133,254,477	128,721,332
		214,758,877	209,245,735
Mutual Investment Funds Managed by
T. Rowe Price Investments:
International Stock Fund	233,344	2,562,346	2,564,449
Small Cap Fund	184,042	4,320,926	4,663,626
		6,883,272	7,228,075
Other Mutual Investment Funds:
AIM Equity Funds, Inc. Constellation Fund	216,501	4,759,117	4,784,671
Vanguard Explorer Fund	43,743	2,206,609	2,449,190
		6,965,726	7,233,861
Total Mutual Investment Funds		349,755,402	349,846,261

Money Market Funds:
Barclays Global Investors, N.A.
Money Market Fund	60,382,933	60,382,933	60,382,933
* JP Morgan Chase Cash Reserve
Money Market Fund	1,298,390	1,298,390	1,298,390
Total Money Market Funds		61,681,323	61,681,323

Other Investments:
* ALLTEL Corporation Common Stock	1,873,045	106,351,211	115,623,068
* Participant Loans with interest rates
ranging from 5.75 percent to 11.50 percent	-	13,407,355	13,407,355
Total Investments		$ 531,195,291	$ 540,558,007

* Indicates a party-in-interest.

The accompanying notes are an integral part of this schedule.